Exhibit 99.1
For: Calavo Growers, Inc.
Contact:
Lee Cole, Calavo Growers, Inc., (805) 525-1245
or
Jerry Freisleben, Foley/Freisleben LLC, (213) 955-0020
CALAVO GROWERS, INC. ANNOUNCES STRONG GROWTH IN
FISCAL 2006 FOURTH QUARTER AND FULL-YEAR RESULTS
Fourth Quarter Financial Highlights Include:
•	Net Income Surges 359 Percent

•	Revenues Climb 24 Percent

•	Gross Profit Jumps 65 Percent

•	Operating Income Soars 357 Percent

•	Processed Segment Sales Climb 24 Percent, While Gross Margin Advances 111 Percent in the Business Unit
Fiscal 2006 Financial Highlights Include:
•	Net Income Totals $5.8 Million Versus $2.3 Million (Before Gain on Asset Sale)

•	EPS of 40 Cents Versus 17 Cents (Before Gain on Asset Sale)

•	Revenues of $273.9 Million Approach All-Time High

•	Gross Profit Rises 36 Percent Year-to-Year

•	Operating Income Expands to $9.3 Million, a 196 Percent Rise from Last Year

•	Processed Sales Grow 30 Percent and Gross Profit in Unit Vaults 127 Percent
SANTA PAULA, Calif. (Jan. 11, 2007)—Calavo Growers, Inc. (Nasdaq-GM: CVGW) today reported that fiscal 2006 fourth quarter earnings soared 359 percent on a 24 percent increase in revenue, propelled by strong fresh and processed avocado sales, as compared with the corresponding period last year. Final-period results contributed to full-year gains across key metrics including sales, gross margin, net income and earnings per share versus fiscal 2005 results.
     For the three months ended October 31, 2006, the company posted net income of $1.3 million, equal to $0.09 per diluted share, swinging nearly $1.9 million from a loss of $517,000, or a loss of $0.04 per diluted share, recorded in
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Calavo Announces Strong Fourth Quarter, Full-Year Results/2-2-2
last year’s fourth quarter. Net sales in the fourth quarter rose to $76.9 million from $62.2 million in the corresponding period of fiscal 2005.
     Reflecting improved overhead utilization and operating efficiencies in both fresh and processed operations, fourth-period gross profit vaulted 65 percent to $7.0 million from $4.2 million in the like quarter one-year earlier. Income before taxes in the most-recent period rocketed to $2.1 million, a 525 percent improvement over a loss before income taxes of $497,000 recorded in last year’s final quarter.
     Chairman, President and Chief Executive Officer Lee E. Cole said: “Calavo enjoyed a highly successful fourth quarter by virtually every measure—financially and operationally. Our strong results are fueled by outstanding performance in both our fresh and processed avocado business units. In the final period this year, reflecting principally the banner California crop, we packed 80 million pounds of fresh avocados, climbing from the 48 million pounds that passed through our packinghouses in the fourth quarter of 2005.
     “Our company’s processed product operations continue to perform better and better. Fourth quarter net revenues jumped 24 percent and gross profit advanced 111 percent, reflecting continuously increasing demand for and sales of our ultra-high-pressure guacamole, as well as other processed products. Gross margin as a percentage of segment revenues topped 29 percent in the final period this year, up from 17 percent in the fourth quarter of fiscal 2005 and indicative of outstanding production efficiencies achieved at our Uruapan, Michoacan, Mexico processed manufacturing facility.”
Full-Year Results Rise Sharply
     Net income for the fiscal year ended Oct. 31, 2006 surged to $5.8 million, equal to $0.40 per diluted share, a 149 percent increase from last year’s earnings of $2.3 million, or $0.17 per diluted share, before giving effect to a $1.0 million after-tax gain ($1.7 million pre-tax) from the sale of the company’s former
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Calavo Announces Strong Fourth Quarter, Full-Year Results/3-3-3
headquarters in Santa Ana, Calif. After giving effect to this transaction, fiscal 2005 net income totaled $3.3 million, equal to $0.24 per diluted share, but still $2.5 million below results in the most recent fiscal year.
          Full-year revenues advanced six percent from $258.8 million in fiscal 2005 to $273.9 million, just slightly below the company’s all-time high. Gross profit margin increased 36 percent from the corresponding period of 2005. Income before taxes climbed sharply to $9.4 million in fiscal 2006, an increase of 71 percent from $5.5 million one-year earlier.
          Among other accomplishments cited by CEO Cole as factors contributing to Calavo’s successful year are:
•	Packing and marketing 289 million pounds of fresh avocados, an increase of 38 percent from 209 million pounds in fiscal 2005, which contributed to our 3% increase in net sales in our fresh products segment.

•	Delivering to the company’s growers competitive returns which consistently rank among the industry’s highest and maintaining California avocado market share of approximately 36 percent, in line with prior years.

•	Growing processed product revenues in fiscal 2006 by 30 percent, with gross margin in the segment soaring 127 percent, fueled principally by sales of ultra-high-pressure guacamole to new retail accounts.

•	Executing the company’s strategic business agenda, including recently announced capital investment to expand ultra-high-pressure manufacturing capacity and to add two additional value-added depots equipped with ProRipe VIP™ avocado pre-conditioning technology.
          “Calavo’s processed business continues to gain momentum and represents a true growth engine,” stated Cole, indicating that the robust demand and expanding distribution of high-pressure guacamole is also driving sales of other processed products, particularly to the food service segment.
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Calavo Announces Strong Fourth Quarter, Full-Year Results/4-4-4
     He continued, “As indication of this momentum, processed segment sales have increased on a sequential and year-over-year basis for five consecutive quarters. The principal driver is our great-tasting, ultra-high-pressure guacamole.”
Balance Sheet Strength—An Eye Toward Acquisitions
     Cole made particular note of Calavo’s robust financial condition, indicating that the company’s balance sheet is “strong, flexible and possesses ample capacity for leverage.” Shareholders’ equity at fiscal-year end totaled approximately $58.9 million and includes substantial unrealized stock gains from Calavo’s June 2005 investment in Limoneira Company and Limoneira’s reciprocal investment in Calavo.
     On the subject of leveraging the company’s strong financial condition for other opportunistic investments, Cole stated, “We are, at present, judiciously evaluating prospective acquisitions which could be completed on terms favorable to Calavo and have an immediate, accretive affect on our earnings. We have considerable financial strength and borrowing capacity at our disposal but will only proceed if the deals make sense for our company and bring value to our shareholders. While we evaluate in earnest, there can be no assurance that any prospective acquisitions will be completed.”
Fiscal 2007 Outlook and Perspective
     Opining on the year ahead, Cole said that Calavo begins fiscal 2007 in “a great position and our management team possesses considerable confidence and excitement about the path moving forward.”
     He said, “From all industry and company estimates, we anticipate that the California avocado crop will be smaller than last year’s bumper 600-million- pound plus harvest, but early indications look promising for a still-robust yield.
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Calavo Announces Strong Fourth Quarter, Full-Year Results/5-5-5
We will supplement this California harvest, particularly due to seasonality in the first and second quarters, with ample fresh avocados from Mexico to maintain a stable supply in the marketplace.”
     “In our processed business unit, Calavo will continue to expand distribution and build demand for its family of products and we anticipate strong growth in ultra-high-pressure sales to both retail and food-service customers. Our recently added second ultra-high-pressure machine, announced previously, provides us with ample capacity for guacamole production and enables us to evaluate other, complementary product development possibilities.”
     Cole said he is “highly enthused and watches with keen interest” current plans at Limoneira Company to develop large parcels of agricultural acreage in the Santa Paula area. “The implications and profit potential of such developments, if approved and financed, could be profound,” Calavo’s CEO stated.
     Near term, Cole cautioned that the fiscal first quarter, historically Calavo’s smallest owing to seasonality of the California harvest, will be cyclically lower than the company’s other periods, but anticipates processed products and Mexican grown avocados to augment sales.
     Looking at the whole of fiscal 2007, however, Cole said the company is in an outstanding position to advance Calavo’s key business objectives. “We anticipate fiscal 2007 will be a very successful year for our company, including solid profitability and moving ahead with our strategic agenda,” he concluded.
About Calavo
     Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados,
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Calavo Announces Strong Fourth Quarter, Full-Year Results/6-6-6
and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2006. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	October 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$50	$1,133
Accounts receivable, net of allowances of $1,833 (2006) and $2,688 (2005)	24,202	19,253
Inventories, net	10,569	10,096
Prepaid expenses and other current assets	4,934	5,879
Advances to suppliers	1,406	1,141
Income taxes receivable	2,268	893
Deferred income taxes	2,348	2,651

Total current assets	45,777	41,046
Property, plant, and equipment, net	19,908	16,897
Investment in Limoneira	33,879	45,634
Investment in Maui Fresh, LLC	229	—
Goodwill	3,591	3,591
Other assets	4,110	1,314

	$107,494	$108,482

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$6,334	$1,753
Trade accounts payable	4,046	1,892
Accrued expenses	13,689	12,482
Short-term borrowings	3,804	1,424
Dividend payable	4,573	4,564
Current portion of long-term obligations	1,308	1,313

Total current liabilities	33,754	23,428
Long-term liabilities:
Long-term obligations, less current portion	10,406	11,719
Deferred income taxes	4,391	8,589

Total long-term liabilities	14,797	20,308
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	58,943	64,746

	$107,494	$108,482

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(All amounts in thousands, except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	October 31,		October 31,
	2006	2005	2006	2005
Net sales	$76,880	$62,246	$273,910	$258,822
Cost of sales	69,896	58,013	244,639	237,088

Gross margin	6,984	4,233	29,271	21,734
Selling, general and administrative	5,163	4,943	19,954	18,588

Operating income (loss)	1,821	(710)	9,317	3,146
Other income, net	292	213	91	2,357

Income (loss) before provision for income taxes	2,113	(497)	9,408	5,503
Provision for income taxes	775	20	3,620	2,181

Net income (loss)	$1,338	$(517)	$5,788	$3,322

Net income (loss) per share:
Basic	$0.09	$(0.04)	$0.40	$0.24

Diluted	$0.09	$(0.04)	$0.40	$0.24

Number of shares used in per share computation:
Basic	14,292	14,371	14,304	13,892

Diluted	14,319	14,371	14,354	13,985